Exhibit 99.1

FOR IMMEDIATE RELEASE

Ekso Bionics Reports Third Quarter 2014 Financial Results

RICHMOND, Calif., November 10, 2014 – Ekso Bionics Holdings, Inc. (OTCQB:EKSO), a robotic exoskeleton company, today reported financial results for the quarter ended September 30, 2014, as well as recent highlights.

"I am pleased to share that we have now hit the milestones that we established at the beginning of the year," stated Nathan Harding, Chief Executive Officer and Co-founder.  "While still very early in our efforts to create a new industry, we see an uptick in Ekso GT shipments, an acceleration of steps taken and growing third party validation of the benefits for robotic neuro-rehabilitation, specifically Ekso Bionics robotic exoskeletons.  On the able–bodied front, we see growing possibilities for the development of commercially-viable applications for the government and private sector."

THIRD Quarter and Recent HighlightS

•	We shipped 18 Ekso GT's in Q3 2014 for a total of 46 units YTD, representing a 250% increase over the first nine months of 2013.This brings the total of Ekso units shipped to over 95 units at 72 centers in 17 countries.

•	Utilization continues to grow with over 13,800,000 steps taken since the sales of our first unit in February 2012.

•	SoldierSocks (www.soldiersocks.org) has established a pledge goal to purchase 80 Ekso units within the next three years; this comes after the recent fulfillment of their original 10-unit pledge, to place Ekso GT with the VA and, eventually, with Veterans.

•	Our customers have now presented ten separate clinical studies, including a peer reviewed study that favorably compared Ekso GT to other exoskeletons.

•	Our Ekso Labs continues to secure exoskeleton related development opportunities. Specifically, we:

▪	were selected by Boston Dynamics, a subsidiary of Google, to execute a DARPA project to develop an under-suit exoskeleton that is form-fitting to the user
▪	signed a license agreement with Ottobock, the global leader in and innovator of prosthetics, under which we licensed two of our patents to Ottobock for use in their advanced prosthetics systems
▪	secured our first NIH grant, for the development of pediatric exoskeletons, in collaboration with UCSF Benioff Children's Hospital
▪	generated revenues of over $1.8 million in engineering service revenue year to date, a 33% increase over the first nine months of 2013

THIRD Quarter 2014 Financial Results

Revenue and Cost of Revenue

Total revenue was $1.6 million for the three months ended September 30, 2014 compared to $0.8 million during the same period of 2013. Medical device revenue was $0.8 million for the period ended September 30, 2014 compared to $0.4 million during the same period of 2013. The increase of $0.4 million in medical device revenue resulted from a more than doubling of the number of medical device sales being amortized to revenue compared to the same period in the prior year. Engineering services revenue was $0.8 million for the period ended September 30, 2014 compared to $0.4 million during the same period of 2013. The increase of approximately $0.4 million in engineering services revenue was due primarily due to $0.5 million of development services earned in the period compared to the prior year, offset by $0.1 million decrease in government agency revenue.

Medical device cost of revenue increased to $0.6 million from $0.2 million due to an increase in recognized cost of revenue related to the increase in medical device sales being amortized to revenue as noted above. Engineering services cost of revenue increased to $0.5 million from $0.3 million due to higher labor and materials costs related to the current federal agency contract which was substantially completed during the current period.

Operating Expenses

Operating expenses for the three months ended September 30, 2014 were $4.2 million compared to $2.0 million during the same period of 2013, an increase of 113%. This increase was largely driven by an increase of $0.9 million of labor related costs as the prior year period reflects a smaller workforce than the current period. In addition, operating expenses increased by approximately $0.4 million to due higher professional services fees primarily related to public company requirements and investor relations expenses.

Non-Operating Income (Expense)

Non-operating income was $15.8 million for the three months ended September 30, 2014 compared to a loss of $0.2 million in the same period in 2013. The increase was attributable to recognizing a $15.8 million non-cash gain this period related to the issuance of warrants in a private placement financing in the first quarter of 2014 that are classified as liabilities. The amount recorded is a non-cash item as the Company is not required to expend any cash to settle the warrant liability. For each reporting period, the Company is required to adjust the fair value of the warrants to reflect fluctuations to the price of our common stock, with the resulting change affecting the warrant liability

Net Income (Loss) and Earnings (Loss) per Share

Basic net income (loss) per share is calculated by dividing net loss by the weighted average number of shares outstanding for the period.

Net income for the three months ended September 30, 2014 was $12.0 million, or $0.15 per basic share, including the $15.8 million change in the warrant liability, compared to a net loss of $1.9 million, or ($0.09) per basic and diluted share for the same period of 2013.

Diluted net income (loss) per share is calculated by adjusting the numerator and denominator of the basic net income (loss) per share to gives effect to all potentially dilutive common shares. The potentially dilutive securities include stock options and warrants. Diluted net income (loss) per share also gives effect to potential adjustments to the numerator for changes resulting from the revaluation of warrants to fair value for the period, even if the Company is in a net loss position, if the effect would result in more dilution.

Diluted net loss for the three months ended September 30, 2014 included net income of $12.0 million minus the $15.8 million change in the fair value of warrants, for a net loss of $3.7 million, or ($0.04) per diluted share.

Cash and Cash Equivalents

The Company ended the third quarter with cash and cash equivalents of $7.2 million. The cash used in operating activities was $12.3 million for the nine months ended September 30, 2014 compared to $6.8 million for the same period in 2013.  Net cash provided by financing activities was $19.5 million for the nine months ended September 30, 2014 compared to $5.3 million for the same period in 2013. The Company believes its cash resources as of September 30, 2104 were sufficient to fund its current business plan, support operations, fund research and development and meet current obligations into the second quarter of 2015

Conference call and webcast details

Ekso Bionics will hold a conference call and audio webcast to discuss financial results for its third quarter 2014 and provide a general business update on Tuesday, November 11, 2014 at 4:30pm ET.

Date: November 11, 2014

Time: 4:30pm ET

Listen via Internet: http://eksobionics.equisolvewebcast.com/q3-2014

Toll-free (US and Canada): 877-407-3036

International: 201-378-4919

A webcast replay will be available on the Ekso Bionics website for 30 days.

About Ekso Bionics

Since 2005, Ekso Bionics has been pioneering the field of robotic exoskeletons, or wearable robots, to augment human strength, endurance and mobility. The company’s first commercially available product, called the Ekso device, has helped thousands of people with paralysis take millions of steps not otherwise possible. By designing and creating some of the most forward-thinking and innovative solutions for people looking to augment human capabilities, Ekso Bionics is helping people rethink current physical limitations and achieve the remarkable.

Ekso Bionics is headquartered in Richmond, CA and is listed on the OTC QB under the symbol EKSO. To learn more about Ekso Bionics please visit us at www.eksobionics.com

Facebook: www.facebook.com/eksobionics
Twitter: @eksobionics
YouTube: http://www.youtube.com/user/EksoBionics/

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements.  Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.  Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over.  Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties.  Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, volatility in the price of the Company's raw materials, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com

-Financial Information Follows-

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Media Contact:
Chanta Beaudry, Managing Director
Phone: 646.871.8480
cbeaudry@lazarpartners.com

Investor Contact:
Lauren Glaser, Vice President
Phone: 646.378.2972
lglaser@troutgroup.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash	$7,176,268	$805,306
Accounts receivable, net	1,921,574	549,469
Inventories, net	864,397	725,096
Note receivable from stockholder	—	103,735
Prepaid expenses and other current assets	330,798	250,998
Deferred cost of revenue, current	1,369,087	768,599
Total current assets	11,662,124	3,203,203
Property and equipment, net	1,957,324	1,575,286
Deferred cost of revenue, non-current	1,743,865	803,298
Other assets	54,764	1,002,150
Total assets	$15,418,077	$6,583,937

Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Notes payable, current	$40,743	$1,638,505
Convertible debt	—	5,062,417
Accounts payable	1,077,073	1,498,680
Accrued liabilities	1,321,960	1,430,799
Customer deposits, advances and deferred revenues, current	3,454,906	2,419,226
Liability due to early stock option exercise	1,323	5,293
Total current liabilities	5,896,005	12,054,920
Customer deposits, advances and deferred revenues, non-current	3,439,610	2,209,111
Notes payable, non-current	88,401	866,950
Warrant liability	11,819,450	377,747
Deferred rent	96,553	123,709
Total liabilities	21,340,019	15,632,437
Convertible preferred stock	—	27,324,208
Stockholders' deficit:
Common stock	78,584	21,114
Additional paid-in capital	45,645,109	1,637,797
Accumulated deficit	(51,645,635)	(38,031,619
Total stockholders' deficit	(5,921,942)	(36,372,708)
Total liabilities, convertible preferred stock and stockholders' deficit	$15,418,077	$6,583,937

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenue
Medical devices	$788,299	$416,682	$2,005,592	$1,138,995
Engineering services	799,884	417,082	1,841,355	1,375,010
Total revenue	1,588,183	833,764	3,846,947	2,514,005
Cost of revenue
Cost of medical devices	578,737	245,575	1,410,285	775,007
Cost of engineering services	529,657	287,468	1,431,802	1,018,801
Total cost of revenue	1,108,394	533,043	2,842,087	1,793,808

Gross profit	479,789	300,721	1,004,860	720,197

Operating expenses
Sales and marketing	1,641,280	767,316	5,021,668	3,238,834
Research and development	1,096,380	453,168	2,563,806	2,164,840
General and administrative	1,473,951	752,215	5,354,009	2,854,332
Total operating expenses	4,211,611	1,972,699	12,939,483	8,258,006
Loss from operations	(3,731,822)	(1,671,978)	(11,934,623)	(7,537,809)
Other income (expense)
Interest expense	(2,399)	(170,106)	(432,780)	(1,482,950)
Gain (loss) on warrant liability	15,773,100	(33,063)	(1,205,900)	(33,063)
Interest income	1,021	1,184	3,897	4,003
Other expense, net	(15,539)	(19,961)	(44,610)	(40,815)
Total other income (expense), net	15,756,183	(221,946)	(1,679,393)	(1,552,825)
Net income (loss)	$12,024,361	$(1,893,924)	$(13,614,016)	$(9,090,634)
Basic net income (loss) per share	$0.15	$(0.09)	$(0.18)	$(0.43)
Weighted-average shares used in computing basic per share amounts	78,513,144	21,085,283	74,943,169	20,937,488

Diluted net income (loss) per share	$(0.04)	$(0.09)	$(0.18)	$(0.43)
Weighted-average shares used in computing diluted per share amounts	83,336,371	21,085,283	74,943,169	20,937,488

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30,
	2014	2013

Net cash used in operating activities	$(12,295,164)	$(6,761,753)
Net cash used in investing activities	(813,702)	(49,627)
Net cash provided by financing activities	19,479,828	5,299,816

Net increase (decrease) in cash	6,370,962	(1,511,564)
Cash at beginning of the period	805,306	1,738,662
Cash at end of the period	$7,176,268	$227,098
Supplemental disclosure of cash flow activities:
Cash paid for interest	$136,085	$306,792
Cash paid for taxes	$1,698	$13,903
Supplemental disclosure of non-cash activities:
Conversion of convertible preferred stock to common stock	$27,324,208	$6,285,033